Exhibit 3.2

Form 426 (Revised 01/06) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: $15	Resolution Relating to a Series of Shares	This space reserved for office use.

Entity Information

The name of the corporation is:

First Federal Bancshares of Arkansas, Inc.

State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is:	0138582600

Copy of Resolution

(Please check only one box.)

☐  A copy of a resolution establishing and designating a series of shares is attached.

☐  A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☒  A copy of a resolution deleting an established series is attached.

☐  A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:

04/29/2011

mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date:	05/03/2011

/s/ Tommy W. Richardson

Tommy W. Richardson, Chief Operating Officer

Signature and title of authorized officer

V.                                    ELIMINATION OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

WHEREAS, the Board, pursuant to the authority granted to it in the Articles, Bylaws and applicable law, previously designated, out of the authorized preferred stock of the Corporation, a series of 16,500 shares of preferred stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”) which is described in the Statement of Designation of Fixed Rate Cumulative Perpetual Preferred Stock, Series A as an attachment to the Resolution Relating to a Series of Shares filed on March 4, 2009 (the “2009 Resolution”) with the Texas Secretary of State;

WHEREAS, pursuant to Section 21.155(e) of the Texas Business Organization Code (the “TBOC”), when no shares of a class or series are outstanding, a corporation may file a certificate which states that no shares of the class or series are outstanding and which contains the resolution of the Board authorizing the deletion of an established class or series of stock;

WHEREAS, when such certificate becomes effective, it shall have the effect of amending the Articles so as to eliminate from the Articles all matters set forth in the certificate with respect to such series of stock;

WHEREAS, as part of the First Closing (as defined in the Investment Agreement), the Corporation will receive all outstanding shares of the Series A Preferred Stock; and

WHEREAS, the Board has determined that it is in the best interests of the Corporation and its stockholders to file a certificate pursuant to Section 21.155(e) of the TBOC (the “Certificate of Elimination”) with the Texas Secretary of State to eliminate the Series A Preferred Stock and remove from the Articles all descriptions of and references to the voting and other powers, preferences and relative, participating, optional or other rights of the shares of the Series A Preferred Stock, and the qualification, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby authorizes the filing of the Certificate of Elimination, upon consummation of the First Closing, and the elimination of the Series A Preferred Stock;

FURTHER RESOLVED, that all matters set forth in the 2009 Resolution with respect to the Series A Preferred Stock be eliminated from the Articles; and

FURTHER RESOLVED, that each of the Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer of the Corporation, or their appropriate designees (collectively, the “Authorized Officers”), be, and each acting singly hereby is, authorized and directed, upon the consummation of the First Closing, to file the Certificate of Elimination with the office of the Texas Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the previously filed Resolution Relating to a Series of Shares with respect to the Series A Preferred Stock shall be eliminated from the Articles.